Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 4, 2012, with respect to the consolidated financial statements of Catalent Pharma Solutions, Inc. and Subsidiaries as of June 30, 2012 and 2011, and for each of the three years in the period ended June 30, 2012, included in the Registration Statement on Form S-4 and related Prospectus of Catalent Pharma Solutions, Inc. for the registration of $350,000,000 aggregate principal amount of 7.875% Senior Notes due 2018.

/s/ Ernst & Young LLP

MetroPark, NJ

June 10, 2013